(Letterhead of Branden T. Burningham, Esq.)

February 1, 2001


U.S. Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549


Re: Consent to be named in the S-8 Registration Statement of Chiropractic 21 International, Inc., a Nevada corporation (the "Registrant"), SEC File No. 000-30499, to be filed on or about February 1, 2001, covering the registration and issuance of 60,000 shares of common stock to two individual consultants.


Ladies and Gentlemen:

          I hereby consent to be named in the above referenced Registration Statement, and to have my opinion appended as an exhibit thereto.

                                Sincerely yours,

                               /S/ BRANDEN T. BURNINGHAM